                                                                    EXHIBIT 11.1


               COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
            FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD FROM
                   JANUARY 30, 1998 THROUGH DECEMBER 31, 1998

         The following calculation is submitted in accordance with requirements of the Securities Exchange Act of 1934:


                                                                         For the year ended December 31
                                                                              1999           1998(1)
                                                                         ------------     -------------
                                                                               (amounts in thousands)
Net income (loss) available for common shareholders                         ($1,030)         $ 3,973
                                                                            =======          =======

Weighted average common shares outstanding used in
  calculating basic and diluted earnings per share                            7,198            7,369
                                                                            =======          =======

Basic and diluted net income (loss) per share                                ($0.14)           $0.54
                                                                            =======          =======

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(1) Represents the period from January 30, 1998 to December 31, 1998.